Exhibit 10.1

SETTLEMENT AGREEMENT

This Settlement Agreement (this “Settlement Agreement”) is entered into as of February 14, 2025 (the “Effective Date”), by and between LuxUrban Hotels Inc. (the “Company”), on the one hand, and Greenle Partners LLC Series Alpha P.S. and Greenle Partners LLC Series Beta P.S. (collectively, “Greenle”), on the other (the Company and Greenle Partners may each be referred to herein as a “Party” and collectively as the “Parties”).

WHEREAS, pursuant to that certain Letter Agreement dated April 12, 2024, entered into by the Parties, as modified under the Modification Agreement, dated May 10, 2024 (collectively, the “Agreements”) entered into by the Parties, in the event that the Company entered into certain dilutive transactions with respect to securities of the Company that were held by the Greenle, the Company would be obligated to issue shares of common stock of the Company to the Seller;

WHEREAS, subsequent to executing the Agreements, the Company entered several dilutive transactions, and as a result agreed with Greenle to issue 11,000,000 shares of common stock of the Company (“Common Stock”) pursuant to the Agreements, of which 4,450,000 shares have been previously issued and 6,550,000 shares have not yet been issued (collectively, the “Agreement Shares”);

WHEREAS, the certain disputes have arisen between the Parties with respect to the Company’s further obligations under the Agreements (the “Disputes”);

WHEREAS, the Parties desire to settle the matter with respect to the Agreements and Disputes, as provided herein;

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Greenle and the Company hereby agree as follows:

1. The Company agrees to settle the matter with respect to the Agreements and Disputes for the sum of $10,120,000 (the “Settlement Amount”), determined based on the aggregate closing price of the Agreement Shares on January 7, 2025 of $0.92 per share, on the express understanding of the Parties that (i) the Settlement Amount shall be paid solely in shares of Common Stock as provided herein, and (ii) the Agreement Shares, including those Agreement Shares already issued and the Agreement Shares to be issued subsequent to the date hereof, shall be credited towards the Settlement Amount as described below.

2. All shares of Common Stock issued by the Company hereunder and under the Agreements, including the Agreement Shares and the Additional Shares (defined below), shall be credited toward payment of the Settlement Amount based on the actual proceeds realized by Greenle from the sale of such shares, net of all brokerage commissions and other fees or charges payable by Greenle in connection with the sale thereof (the “Net Proceeds”). For avoidance of doubt, the Settlement Amount shall not be deemed paid in full until the aggregate Net Proceeds from the sale of the Agreement Shares and the Additional Shares are at least equal to the Settlement Amount.

3. Any Agreement Shares not heretofore issued by the Company shall be issued pursuant to the Agreements and according to the terms and conditions contained therein.

4. Greenle shall use its best efforts to sell all of the Agreement Shares in the principal trading market of the Common Stock, at any time in accordance with applicable securities laws.

5. Upon the later of (i) the date that is six months following the Effective Date or (ii) date on which Greenle completes the sale of all of the Agreement Shares, Greenle may request the issuance of additional shares of Common Stock by delivering to the Company a reconciliation statement showing the Net Proceeds from the prior sales of all the Agreement Shares (the “Reconciliation”).

6. In the event that the Net Proceeds received from the sale of all the Agreement Shares are less than the Settlement Amount as shown on the Reconciliation, then (subject to Section 7(e) below) the Company shall promptly take all required action necessary or required, in order to cause the issuance of additional shares of Common Stock to Greenle (“Additional Shares”), in one of more tranches, in an aggregate amount sufficient such that, when sold and the Net Proceeds from the sale thereof are added to the Net Proceeds from prior sales of the Agreement Shares, Greenle shall have received total Net Proceeds at least equal to the Settlement Amount.

7. The following terms shall apply with respect to the issuance of the Additional Shares:

(a) The Company shall issue the Additional Shares in tranches, in each instance at the sole request of the Greenle, in an amount of shares equal to the maximum amount of shares that would be in compliance with the beneficial ownership blocker provision described in Section 7 below: provided, however, that in the event that the aggregate value of such an amount of shares based on the VWAP of the Common Stock on the trading day immediately prior to such issuance (the “VWAP Price”) would be more than the outstanding Settlement Amount at the time of such issuance, then the Company shall issue only an amount of shares the aggregate value of which based on the VWAP Price is equal to the outstanding Settlement Amount at the time of such issuance. For avoidance of doubt, in the event that an issuance of a tranche of Additional Shares is limited in number based on the then outstanding Settlement Amount, such shares shall only be credited as a payment toward the Settlement Amount based on the Net Proceeds from the sale of such shares as described in Section 2 above, and not based on the VWAP Price.

(b) In the event a tranche of Additional Shares is required to be issued as outlined above, the Company shall instruct its Transfer Agent to issue certificates or book entry statements representing such Additional Shares to Greenle promptly upon Greenle’s notification to the Company that Additional Shares are issuable hereunder, and the Company shall in any event cause its Transfer Agent to deliver such certificates or book entry statements to Greenle within three (3) Business Days following the date that Greenle notifies the Company that Additional Shares are to be issued hereunder. In the event such certificates or book entry statements representing such Additional Shares issuable hereunder shall not be delivered to the Greenle within said three (3) Business Day period, same shall be an immediate default under this Settlement Agreement.

(c) Nothing herein contained shall be interpreted in any way to limit the net proceeds from the sale of the Agreement Shares which shall be generated by Greenle.

(d) Greenle shall have the right to request additional issuances of tranches of Additional Shares until the Settlement Amount is deemed to have been paid in full according to the terms herein.

(e) Notwithstanding anything herein to the contrary, unless explicitly waived in writing by Greenle upon 30 days notice to the Company, in no event shall Greenle be entitled under this Settlement Agreement to receive a number of Common Shares beneficially owned by Greenle and its affiliates that would result in beneficial ownership by Greenle and its affiliates of more than 9.99% of the outstanding Common Shares. For purposes of the proviso to the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Regulations 13D-G thereunder, except as otherwise provided in clause (1) of such proviso.

(f) Subject to Section 7(h), Greenle shall use its best efforts to sell all of the Additional Shares in the principal trading market of the Common Stock, at any time in accordance with applicable securities laws.

(g) Upon the completion of the sale of all of each tranche of Additional Shares, Greenle may request the issuance of additional shares of Common Stock by delivering to the Company a reconciliation statement showing the Net Proceeds from the prior sales of all such Additional Shares.

(h) So long as Greenle holds any Additional Shares issued pursuant to Section 6 or 7 of this Settlement Agreement (such period referred to herein as the “Leak Out Period”), Greenle shall limit its sales of such shares on each trading day during the Leak Out Period, to 20% of the highest daily trading volume of the shares during the five (5) trading days immediately prior to such day (the “Daily Limit”), provided, however, that: (i) if on any trading day during the Leak Out Period, the Daily Limit exceeds the actual number of shares sold by Greenle, then Greenle shall be eligible to sell such excess amount on any subsequent day during the Leak Out Period, in addition to Daily Limit for such subsequent day, and (ii) the Company may, upon the written request of Greenle in respect of meeting its obligations hereunder, waive, limit or reduce the foregoing restrictions in its absolute discretion.

(i) For purposes of Rule 144, all of the Additional Shares shall be “restricted stock” deemed to be held by Greenle as of the Effective Date. The Parties agree and acknowledge that the consideration provided by Greenle hereunder consists of the forbearance by Greenle of certain rights and claims available to it under the Agreements. The Company agrees not to take any position that is contrary to the positions described herein. Counsel to Greenle shall provide a legal opinion to the Transfer Agent of the Company in the event that the Transfer Agent requires such opinion relating to the issuance of the Additional Shares, the cost for which, if any, shall be solely borne by and be the obligation of Greenle. For avoidance of doubt, nothing in this Settlement Agreement shall affect the holding period analysis of the Agreement Shares issued to Greenle which shall be deemed to have been issued pursuant to the Agreements.

(j) The Company shall establish a reserve of a sufficient number of shares of its Common Stock at its transfer agent for the benefit of Greenle to satisfy the obligations hereunder and under the Agreements to deliver shares of Common Stock to Greenle.

8. Company, on behalf of itself and its heirs, executors, administrators, agents, members, managers, directors, shareholders, officers, successors and assigns, including former managers, directors, and officers (all of the foregoing, collectively, the “Company Releasors”), hereby release and forever discharge Greenle (individually and together), its agents, attorneys, successors and assigns (all of the foregoing, collectively, the “Greenle Releasees”) from all liabilities, charges, claims, agreements, causes of action, or suits, of whatever kind or nature, whether accrued, absolute, contingent, liquidated or unliquidated, known or unknown, which the Company Releasors ever had, now have, or hereafter can, shall, or may have against the Greenle Releasees for, upon, or by reason of any matter, cause, or thing whatsoever from the beginning of the world to the date of this Settlement Agreement arising from, or relating to, the Agreements and/or the subject matter thereof.

9. Upon the fulfillment of all of the Company’s obligations hereunder, the following release shall be deemed to be effective: Greenle (individually and together), on behalf of themselves and their respective heirs, executors, administrators, agents, members, managers, directors, shareholders, officers, successors and assigns, including former managers, directors, and officers (all of the foregoing, collectively, the “Greenle Partners Releasors”), hereby release and forever discharge the Company, its agents, attorneys, successors and assigns (all of the foregoing, collectively, the “Company Releasees”) from all liabilities, charges, claims, agreements, causes of action, or suits, of whatever kind or nature, whether accrued, absolute, contingent, liquidated or unliquidated, known or unknown, which the Greenle Releasors ever had, now have, or hereafter can, shall, or may have against the Company Releasees for, upon, or by reason of any matter, cause, or thing whatsoever from the beginning of the world to the date of this Settlement Agreement arising from, or relating to the Agreements and/or the subject matter thereof.

10. This Settlement Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

11. This Settlement Agreement constitutes the complete and exclusive statement of the agreement between the Parties concerning the subject matter of this Settlement Agreement. The Parties agree that this Settlement Agreement supersedes any prior agreements, proposals, or communications, written or oral, regarding this subject matter. No representation or promise relating to and no amendment of this Settlement Agreement shall be binding unless made in writing and signed by duly authorized representatives of all Parties.

12. All notices or requests, including communications and statements which are required or permitted under the terms of this Settlement Agreement, shall be in writing and shall be sent by confirmed facsimile, certified or registered mail or through the use of a recognized commercial overnight courier. Notices shall be sent to the Parties at the addresses in effect with respect to notices under the Agreements unless that Party notifies the other Party or Parties of a change of address in writing.

[Signature page follows]

IN WITNESS WHEREOF the Parties have signed this Settlement Agreement in one or more counterparts as of the date first hereinabove set forth.

The Company

LuxUrban Hotels Inc.

By:	/s/ Brandon Elster
Name:	Brandon Elster
Title:	President

Greenle Partners

Greenle Partners LLC Series Alpha P.S.

By:	/s/ Alan Uryniak
Name:	Alan Uryniak
Title:	Manager

Greenle Partners LLC Series Beta P.S.

By:	/s/ Alan Uryniak
Name:	Alan Uryniak
Title:	Manager

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